Britcana Energy Ltd.

July 6, 2007

Park Place Energy Inc.

Via: Email

Attention: Mr. David Stadnyk

Dear Dave,

Re: UKCS License P. 1301 Block 12/17b

Further to our recent conversation this letter will set forth the basic terms and conditions under which Britcana Energy Ltd. ("BEL") is prepared to grant Park Place Energy Inc. ("PPE") an option to farmin on License P.1301 UKCS block 12/17b. On or before August 1, 2007 PPE shall place a non refundable deposit of US$200,000 in trust with Tupper Jonsson & Yeadon, barristers and solicitors, at 1710-1177 West Hastings Street, Vancouver, B.C. V6E 2L3. On or before September 30, 2007 PPE shall place an additional US$2.5 million (the estimated dry hole cost being US$2.7 million) in trust with Tupper Jonsson & Yeadon.

If such monies (US$2.7 million) are placed in trust as aforesaid on or before September 30, 2007 BEL and PPE shall enter into a farmin agreement in relation to UKCS License P.1301 Block 12/17b ("the License") containing *inter alia* the following terms and conditions:

1. PPE shall pay fifteen percent (15%) of the costs to drill, log, test, complete, case, or abandon, the first well on the area governed by the License pursuant to a drilling program and AFE prepared by Lundin Heather Limited as operator of the License and agreed by the parties to the joint operating agreement relating to the License dated 1 November 2006.

2. Upon PPE paying its fifteen percent (15%) share of such costs BEL shall assign a ten percent (10%) interest in the License to PPE.

3. PPE agrees to enter into an agreement upon completion of the assignment of the ten percent (10%) interest in the License to pay ten percent (10%) of a 2% overriding royalty interest granted in favor of Exploration Geosciences Limited and Robert T. Birdsong by virtue of a Deed of Grant of Overriding Royalty Interest dated 1 November 2006.

4. PPE accepts the terms and conditions of a farmin agreement and joint operating agreement entered into on 21 September 2006 between Palace, BEL and Lundin Heather Limited. Upon earning PPE shall be novated into the governing JOA.

Upon PPE placing US$2.7 million in trust as aforesaid, BEL agrees to enter into a fully-termed farmin agreement with PPE incorporating the conditions at items 1 to 4 above.

In the event PPE do not deposit US$2.5 million in trust with Tupper Jonsson & Yeadon as aforesaid on or before September 30, 2007 then this letter agreement shall terminate. This letter of intent is open for your acceptance until July 20, 2007. In the event you agree with the basic terms and conditions contained herein please execute and fax a copy to our offices at 403 215-2788.

Yours truly,

Wm. Patrick Boswell
President

Agreed and accepted this 10th day of July, 2007

Britcana Energy Ltd.

Park Place Energy Inc.